EXHIBIT 3.1

CORRECTED

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NAMECHANGE MERGER SUB, INC.

WITH AND INTO

DITECH COMMUNICATIONS CORPORATION

Pursuant to Section 253 of the

Delaware General Corporation Law

DITECH COMMUNICATIONS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (this “Corporation”), DOES HEREBY CERTIFY:

FIRST: That this Corporation was incorporated on March 26, 1999, pursuant to the Delaware General Corporation Law (the “DGCL”).  The original name of the Corporation was “Ditech Merger Corporation.”  This Corrected Certificate of Ownership and Merger is being filed to correct the Certificate of Ownership and Merger filed with the office of the Secretary of State of the State of Delaware on May 15, 2006, to accurately reflect that the effective time of the merger, as set forth in Article Sixth and in the first “Resolved” clause of Article Third, shall be at 4:00 p.m. on May 18, 2006.

SECOND:  That this Corporation owns all of the outstanding shares of the common stock, $0.001 par value per share, of Namechange Merger Sub, Inc., a corporation incorporated on May 12, 2006 (the “Merger Sub”), pursuant to the DGCL, and having no class of stock outstanding other than such common stock.

THIRD:  That this Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on May 12, 2006, determined to merge the Merger Sub with and into itself:

RESOLVED, that the Merger Sub be merged with and into the Corporation (the “Merger”) and that the Corporation be the surviving corporation of the Merger;

RESOLVED FURTHER, that the Merger shall become effective at 4:00 p.m. Eastern Daylight Time on May 18, 2006, which shall be set forth in a Certificate of Ownership and Merger (the “Certificate of Merger”) prepared and executed by an officer of the Corporation in the form required by Section 253 of the General

Corporation Law of the State of Delaware and filed with the Secretary of State of the State of Delaware;

RESOLVED FURTHER, that upon the effectiveness of the Merger, (i) the Corporation shall assume all of the liabilities and obligations of the Merger Sub, (ii) the name of the Corporation shall be changed from “Ditech Communications Corporation” to “Ditech Networks, Inc.” and (iii) the first sentence of Article I of the Restated Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

“The name of the corporation is Ditech Networks, Inc.”

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed for and on behalf of the Corporation to prepare, execute and deliver the Certificate of Merger and any other agreements, certificates and other documents referred to therein or contemplated thereby, and to cause the Corporation to perform its obligations under the Certificate of Merger; and

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and deliver all other instruments, effect all filings and qualifications, and take all further actions, that any of them deem to be necessary or appropriate to comply with state or federal securities laws in connection with the transactions contemplated by the Merger and the Certificate of Merger and to otherwise carry out the purposes of the foregoing resolutions and to consummate the transactions contemplated by the Merger and the Certificate of Merger.

FOURTH:  That the surviving corporation (the “Surviving Corporation”) shall be this Corporation.

FIFTH:   That from and after the effective time of the Merger, the Certificate of Incorporation, as amended, of this Corporation shall be the Certificate of Incorporation of the Surviving Corporation and the first sentence of Article I of the Restated Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

“The name of this Corporation is Ditech Networks, Inc.”

SIXTH:  That the Merger shall become effective at 4:00 p.m. Eastern Daylight Time on May 18, 2006.

IN WITNESS WHEREOF, Ditech Communications Corporation has caused this Corrected Certificate of Ownership and Merger to be executed in its corporate name as of this 16th day of May, 2006.

DITECH COMMUNICATIONS CORPORATION

By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer